Exhibit 99.1
Post Holdings Announces Redemption of $459.3 Million 5.75% Senior Notes Due March 2027
ST. LOUIS, February 15, 2024 - Post Holdings, Inc. (NYSE:POST) (the “Company” or “Post”) today announced it intends to redeem 100%, or $459.3 million in aggregate principal amount, of its outstanding 5.75% senior notes due March 2027 (CUSIPS: 737446AM6, U7318UAL6 and U7318UAM4) (the “2027 Notes”) on March 1, 2024 (the “redemption date”). The 2027 Notes will be redeemed at a redemption price of 100.958% of the principal amount thereof, plus the accrued and unpaid interest to, but excluding, the redemption date (the “redemption amount”). Beginning on the redemption date, the 2027 Notes will no longer be deemed outstanding and interest will no longer accrue on such securities. Computershare Trust Company, N.A. is the trustee for the 2027 Notes.
The Company’s redemption of the 2027 Notes is subject to the satisfaction or waiver, in its discretion, of the condition that the Company consummate financing in an amount that is sufficient to fund the redemption amount. As previously disclosed, on February 5, 2024, the Company priced $1,000.0 million in aggregate principal amount of 6.25% senior secured notes due 2032 (the “2032 Notes”) in a private offering that is expected to close on February 20, 2024. The Company plans to use a portion of the net proceeds from the 2032 Notes offering, together with a borrowing under the Company’s revolving credit facility and cash on hand, to fund the redemption amount.
About Post Holdings, Inc.
Post Holdings, Inc., headquartered in St. Louis, Missouri, is a consumer packaged goods holding company with businesses operating in the center-of-the-store, refrigerated, foodservice and food ingredient categories. Its businesses include Post Consumer Brands, Weetabix, Michael Foods and Bob Evans Farms. Post Consumer Brands is a leader in the North American ready-to-eat cereal and pet food categories and also markets Peter Pan® peanut butter. Weetabix is home to the United Kingdom’s number one selling ready-to-eat cereal brand, Weetabix®. Michael Foods and Bob Evans Farms are leaders in refrigerated foods, delivering innovative, value-added egg and refrigerated potato side dish products to the foodservice and retail channels. Post participates in the private brand food category through its ownership interest in 8th Avenue Food & Provisions, Inc. For more information, visit www.postholdings.com.

Contact:
Investor Relations
Daniel O’Rourke
daniel.orourke@postholdings.com
(314) 806-3959

1